EXHIBIT 99.1

FIRST CITY BANK 2000 STOCK OPTION PLAN

I. ESTABLISHMENT OF PLAN; DEFINITIONS

1. Purpose. The purpose of the First City Bank 2000 Stock Option Plan is to provide an incentive to Employees and Directors of First City Bank (the “Bank”) who are in a position to contribute materially to the long-term success of the Bank, to increase their interest in the Bank’s welfare, and to aid in attracting and retaining Employees and Directors of outstanding ability.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a)	“Bank” shall mean First City Bank, a Connecticut stock bank.

(b)	“Board” shall mean the Board of Directors of the Bank.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

(d)	“Committee” shall mean a committee whose members shall, from time to time, be appointed by the Board; provided, however, that such Committee shall consist of at least two non-Employee Directors as that term is used under Rule 16b-3 of the Securities Exchange Act of 1934.

(e)	“Directors” shall mean the members of the Board.

(f)	“Disability” shall mean a medically determinable physical or mental condition which causes an Employee or Director to be unable to engage in any substantial gainful activity and which can be expected to result in death or to be of long-continued and indefinite duration.

(g)	“Employee” shall mean any common law employee, including officers, of the Bank as determined in the Code and the Treasury Regulations thereunder.

(h)	“Fair Market Value” shall mean the fair market value of the Stock as determined by the Committee on the basis of a review of the facts and circumstances at the time.

(i)	“Grantee” shall mean an Employee or Director granted a Stock Option under this Plan.

(j)	“Incentive Stock Option” shall mean an option granted pursuant to the Incentive Stock Option provisions as set forth in Part II of this Plan.

(k)	“Non-Qualified Stock Option” shall mean an option granted pursuant to the Non-Qualified Stock Option provisions as set forth in Part III of this Plan.

(1)	“Plan” shall mean the First City Bank 2000 Stock Option Plan as set forth herein and as amended from time to time.

(m)	“Stock” shall mean authorized but unissued shares of the Common Stock of the Bank or required shares of the Bank’s Common Stock.

(n)	“Stock Option” shall mean an option granted pursuant to the Plan to purchase shares of Stock.

(o)	“Ten Percent Shareholder” shall mean an Employee who at the time a Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all stock of the Bank or of its parent or subsidiary corporation.

3. Shares of Stock Subject to the Plan. Subject to the provisions of Paragraph 2 of Part IV, the Stock which may be issued or transferred pursuant to Stock Options granted under the Plan and the Stock which is subject to outstanding but unexercised Stock Options under the Plan shall not exceed 100,000 shares in the aggregate. If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of shares of Stock as to which such expired or terminated Stock Option shall not have been exercised may again become available for the grant of Stock Options. There shall be no terms and conditions in a Stock Option which provide that the exercise of an Incentive Stock Option reduces the number of shares of Stock for which an outstanding Non-Qualified Stock Option may be exercised; and there shall be no terms and conditions in a Stock Option which provide that the exercise of a Non-Qualified Stock Option reduces the number of shares of Stock for which an outstanding Incentive Stock Option may be exercised.

4. Administration of the Plan. The Plan shall be administered by the Board or a Committee appointed by the Board. Subject to the express provisions of the Plan, the Board or Committee, whichever is applicable, shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of Stock Option agreements, and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Board or Committee, whichever is applicable.

5. Amendment or Termination. The Board may, at any time, alter, amend, suspend, discontinue, or terminate this Plan; provided, however, that such action shall not adversely affect the right of Grantees to Stock Options previously granted and no amendment, without the approval of the stockholders of the Bank, shall increase the maximum number of shares which may be awarded under the Plan in the aggregate, modify the purchase price of shares under the Plan, or materially modify the eligibility requirements for participation in the Plan.

6. Effective Date and Duration of the Plan. The Plan shall become effective on November 15, 2000, upon its approval by the Board and subject to its subsequent approval by the shareholders of the Bank within 12 months of such date. This Plan shall terminate at the close of business on November 14, 2010, and no Stock Option may be granted under the Plan thereafter, but such termination shall not affect any Stock Option theretofore granted.

II. INCENTIVE STOCK OPTION PROVISIONS

1. Granting of Incentive Stock Options.

(a)	Only Employees of the Bank shall be eligible to receive Incentive Stock Options under the Plan. Directors of the Bank who are not also Employees shall not be eligible to receive Incentive Stock Options.

(b)	The purchase price of each share of Stock subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted; provided, however, that the purchase price of each share of Stock subject to an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted.

(c)	No Incentive Stock Option shall be exercisable more than ten years from the date the Incentive Stock Option was granted; provided, however, that an Incentive Stock Option granted to a Ten Percent Shareholder shall not be exercisable more than five years from the date the Incentive Stock Option was granted.

(d)	The Board or Committee, whichever is applicable, shall determine and designate from time to time those Employees who are to be granted Incentive Stock Options and specify the number of shares subject to each Incentive Stock Option.

(e)	Notwithstanding any other provisions hereof, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Employee during any calendar year (under all such plans of the Grantee’s employer and its parent and subsidiary corporations, if any) shall not exceed $100,000.

(f)	The Board or Committee, whichever is applicable, in its sole discretion, shall determine whether any particular Incentive Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Incentive Stock Option is exercisable. Further, the Board or Committee may make such other provisions as may appear generally acceptable or desirable or necessary to qualify its grants under the provisions of Section 422 of the Code.

(g)	The Board or Committee, whichever is applicable, may grant at any time new Incentive Stock Options to an Employee who has previously received Incentive Stock Options or other options,whether such prior Incentive Stock Options or other options are still outstanding, have previously been exercised in whole or in part, or are canceled in connection with the issuance of new Incentive Stock Options. The purchase price of the new Incentive Stock Options may be established without regard to the existing Incentive Stock Options or other options.

2. Exercise of Incentive Stock Options.

The option price of an Incentive Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, (ii) by the surrender of Stock then owned by the Grantee, or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Paragraph. Shares of Stock so surrendered in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such Stock to be evidenced by delivery of the certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Board or Committee may determine.

3.	Termination of Employment.

(a)	If a Grantee’s employment is terminated (other than by Disability or death), the terms of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of (i) the date established at the time of grant or (ii) three months after such termination of employment, and such option shall be exercisable to the extent it was exercisable as of the date of termination of employment.

(b)	If a Grantee’s employment is terminated by reason of Disability, the term of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of the date established at the time of grant or twelve months after the Grantee’s last date of employment, and such option shall be exercisable to the extent it was exercisable as of such last date of employment.

(c)	If a Grantee’s employment is terminated by reason of death, the representative of the Grantee’s estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right during the period ending on the earlier of the date established at the time of grant or twelve months following the Grantee’s death to exercise any then outstanding Incentive Stock Options in whole or in part. If a Grantee dies without having fully exercised any then outstanding Incentive Stock Options, the representative of the Grantee’s estate or beneficiaries thereof to whom the Stock Options have been transferred shall have the right to exercise such in whole or in part until such Stock Option expires.

III. NON-QUALIFIED STOCK OPTION PROVISIONS

1. Granting of Stock Options.

(a)	Employees of the Bank shall be eligible to receive Non-Qualified Stock Options under the Plan. Directors of the Bank, including members of the Committee, who are not also Employees shall also be eligible to receive Non-Qualified Stock Options.

(b)	The Board or Committee, whichever is applicable, shall determine and designate from time to time those Employees and Directors who are to be granted Non-Qualified Stock Options and the amount subject to each Non-Qualified Stock Option.

(c)	The Board or Committee, whichever is applicable, may grant at any time new Non-Qualified Stock Options to an Employee or Director who has previously received Non-Qualified Stock Options or other options, whether such prior Non-Qualified Stock Options or other options are still outstanding, have previously been exercised in whole or in part, or are canceled in connection with the issuance of new Non-Qualified Stock Options.

(d)	When granting a Non-Qualified Stock Option, the Board or Committee, whichever is applicable, shall determine the purchase price of the Stock subject thereto.

(e)	The Board or Committee, whichever is applicable, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Non-Qualified Stock Option is exercisable. Further, the Board or Committee may make such other provisions as may appear generally acceptable or desirable.

(f)	No Non-Qualified Stock Option shall be exercisable more than ten years from the date such option is granted.

2. Exercise of Stock Options. The option price of a Non-Qualified Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, (ii) by the surrender of Stock then owned by the Grantee, or (iii) partially in accordance with clause (i) and partially in accordance with (ii) of this Paragraph. Shares of Stock so surrendered in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such to be evidenced by delivery of the certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Board or Committee may determine.

3. Termination of Employment/Cessation of Directorship.

(a)	If a Grantee’s employment is terminated or a Director Grantee ceases to be a Director (other than by Disability or death), the terms of any then outstanding

Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of (i) the date established at the time of grant or (ii) three months after such termination of employment or cessation of being a Director, and such option shall be exercisable to the extent it was exercisable as of the date of termination of employment or cessation of being a Director.

(b)	If a Grantee’s employment is terminated by reason of Disability or a Director Grantee ceases to be a Director by reason of Disability, the term of any then outstanding Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of the date established at the time of grant or twelve months after the Grantee’s last date of employment or cessation of being a Director, and such option shall be exercisable to the extent it was exercisable as of such last date of employment or cessation of being a Director.

(c)	If a Grantee’s employment is terminated by reason of death or a Director Grantee ceases to be a Director by reason of death, the representative of the Grantee’s estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right during the period ending on the earlier of the date established at the time of grant or twelve months following the Grantee’s death to exercise any then outstanding Non-Qualified Stock Options in whole or in part. If a Grantee dies without having fully exercised any then outstanding Non-Qualified Stock Options, the representative of the Grantee’s estate or beneficiaries thereof to whom the Non-Qualified Stock Options have been transferred shall have the right to exercise such in whole or in part until such Stock Options expire.

IV. GENERAL PROVISIONS

1. Substitution of Options. In the event of a corporate merger or consolidation, or the acquisition by the Bank of property or stock of an acquired corporation or any reorganization or other transaction qualifying under Section 424 of the Code, the Board may, in accordance with the provisions of that Section, substitute options under this Plan for options under the plan of the acquired corporation provided (i) the excess of the aggregate Fair Market Value of the shares subject to option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give the Employee or Director additional benefits, including any extension of the exercise period.

2. Adjustment Provisions.

(a)	In the event that a dividend shall be declared upon the Stock payable in shares of the Bank’s common stock, the number of shares of Stock then subject to any Stock Option outstanding under the Plan and the number of shares reserved for the grant of Stock Options pursuant to the Plan shall be adjusted by adding to each such share the number of shares which would be distributable in respect thereof if such shares had been outstanding on the date fixed for determining the shareholders of the Bank entitled to receive such share dividend.

(b)	If the shares of Stock outstanding are changed into or exchanged for a different number or kind of shares or other securities of the Bank or of another bank, whether through reorganization, recapitalization, split-up, combination of shares, merger, or consolidation, then there shall be substituted for each share of Stock subject to any such Stock Option and for each share of Stock reserved for the grant of Stock Options pursuant to the Plan the number and kind of shares or other securities into which each outstanding share of Stock shall have been so changed or for which each such share shall have been exchanged.

(c)	In the event there shall be any change, other than as specified above in this Section 2, in the number or kind of outstanding shares of Stock or of any shares or other securities into which such shares shall have been changed or for which they shall have been exchanged, then if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for the grant of Stock Options pursuant to the Plan and of the shares then subject to Stock Options, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan and of each Stock Option outstanding thereunder.

(d)	In the case of any such substitution or adjustment as provided for in this Section 2, the option price set forth in each outstanding Stock Option for each share covered thereby prior to such substitution or adjustment will be the option price for all shares or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Section 2, and the price per share shall be adjusted accordingly.

(e)	No adjustment or substitution provided for in this Section 2 shall require the Bank to sell a fractional share, and the total substitution or adjustment with respect to each outstanding Stock Option shall be limited accordingly.

(f)	Upon any adjustment made pursuant to this Section 2 the Bank will, upon request, deliver to the Grantee a certificate setting forth the option price thereafter in effect and the number and kind of shares or other securities thereafter purchasable on the exercise of such Stock Option.

3. General.

(a)	Each Stock Option shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Board or Committee, whichever is applicable, shall approve.

(b)	The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Bank, and all Employees shall remain subject to discharge to the same extent as if the Plan were not in effect.

(c)	No Grantee, and no beneficiary or other person claiming under or through such employee, shall have any right, title or interest by reason of any Stock Option to any particular assets of the Bank, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option except as set forth herein.

The Bank shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Stock Option.

(d)	No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the laws of descent and distribution, and a Stock Option shall be exercisable during the Grantee’s lifetime only by the Grantee or the Grantee’s conservator.

(e)	Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Bank’s obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option, and the transferability of Stock acquired by exercise of a Stock Option, shall be subject to all of the following conditions:

(i)	Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable;

(ii)	The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and

(iii)	Each stock certificate issued pursuant to a Stock Option shall bear the following legend:

“The transferability of this certificate and the shares of Stock represented hereby are subject to restrictions, terms and conditions contained in the First City Bank 2000 Stock Option Plan, and an Agreement between the registered owner of such Stock and First City Bank. A copy of the Plan and Agreement are on file in the office of the Secretary of First City Bank.”

(f)	All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Bank the amount of any withholding taxes which the Bank is required to withhold with respect to a Stock Option or its exercise. In the event that such payment is not made when due, the Bank shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld.

(g)	In the case of a grant of a Stock Option to any Employee of a subsidiary of the Bank, the Bank may, if the Board so directs, issue or transfer the shares, if any, covered by the Stock Option to the subsidiary, for such lawful consideration as the Board may specify, upon the condition or understanding that the subsidiary will transfer the shares to the Employee in accordance with the terms of the Stock Option specified in Part II by the Committee pursuant to the provisions of the Plan. For purposes of this Section, a subsidiary shall mean any subsidiary corporation of the Bank as defined in Section 424 of the Code.

(h)	A Grantee entitled to Stock as a result of the exercise of an option shall not be deemed for any purpose to be, or have rights as, a shareholder of the Bank by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

(i)	The grant or exercise of Stock Options granted under the Plan shall be subject to, and shall in all respects comply with, applicable Connecticut banking law relating to such grant or exercise, or to the number of shares which may be beneficially owned or held by any Grantee.